Exhibit 99.1

NEWS RELEASE

LANCER REPORTS FIRST QUARTER RESULTS

San Antonio, Texas, April 29, 2003 – Lancer Corporation (AMEX:LAN) announced results of operations for the three months ended March 31, 2003.

Net sales for the first three months of 2003 were $26,874,000, down 11% from $30,250,000 in the same period of 2002.  The Company’s net loss for the first quarter of 2003 was $317,000, or $0.03 per share, compared to net earnings of $503,000, or $0.05 per diluted share, in the first quarter of 2002.

Weak sales in the North America region accounted for most of the sales decline from the prior year.  As previously announced, certain of the Company’s customers were engaged in organizational changes during the first quarter of 2003.  These changes had a significant negative impact on Lancer’s sales in the period.  Sales in other regions rose slightly in the aggregate.

Several items affected Lancer’s income tax expense during the quarter.  First, the Company recorded a $791,000 charge to income tax expense stemming from the decision to terminate the DISC election for the Company’s subsidiary that exports from the United States.  Additionally, the Company and the Internal Revenue Service resolved the IRS’s challenge of the Company’s deduction of its investment in Brazil.  As a result, Lancer reversed certain tax accruals, resulting in an income tax benefit of $1,141,000.

George F. Schroeder, Lancer’s Chief Executive Officer, commented, “A major customer’s restructuring activities that negatively affected our sales in the first quarter have been completed.  We expect our sales to recover during the second quarter, though we expect the recovery to be gradual.”

Mr. Schroeder continued, “During the first quarter, we took steps to lower our costs.  These actions should help improve our profitability for the remainder of 2003, though the financial impact in the first quarter was minimal.  Additionally, we expect Lancer FBD to contribute to our profitability in 2003.  Lancer FBD is our 50% joint venture that manufactures frozen beverage equipment.  Beginning late in the first quarter, Lancer FBD’s production volumes increased in response to strong demand for its products.”

“We are well positioned to weather this temporary downturn in our business.  Our balance sheet remains solid, with relatively flat inventories and moderate debt.  Interest expense is down significantly due to lower borrowings and lower rates.  Our long-term business prospects are unchanged.  Meanwhile, management will make adjustments as needed to respond to changes in market conditions.”

Lancer is a leading manufacturer and distributor of beverage dispensing equipment and related parts and components serving customers worldwide.  The Company, headquartered in San Antonio, Texas, has manufacturing facilities in San Antonio, Texas; Adelaide, Australia; Sao Paulo, Brazil; and Piedras Negras, Mexico.  Lancer operates distribution centers in Chicago, Illinois; Sydney, Australia; Brussels, Belgium; Quito, Ecuador; Monterrey, Mexico; Auckland, New Zealand; and Moscow, Russia.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this document, are subject to risks and uncertainties that may cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, uncertainties related to economic conditions and market demand for the Company’s products.

Contact:	Scott Adams
Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219
(210) 310-7065

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	3 Months Ended
	March 31, 2003	March 31, 2002

Net sales	$26,874	$30,250
Cost of sales	21,080	23,041

Gross profit	5,794	7,209

Selling, general and administrative expenses	6,582	5,867

Operating (loss) income	(788)	1,342

Other (income) expense:
Interest expense	168	431
Loss from joint ventures	226	92
Minority interest	—	(44)
Other income, net	(201)	(53)

	193	426

(Loss) income from continuing operations before income taxes	(981)	916
Income tax (benefit) expense:
Current	(861)	331
Deferred	168	4
	(693)	335
(Loss) income from continuing operations	(288)	581

Discontinued operations
Loss from operations of discontinued
Brazilian subsidiary	44	118
Income tax benefit	(15)	(40)
Loss from discontinued operations	29	78

Net (loss) earnings	$(317)	$503

Common Shares Outstanding:
Basic	9,345,331	9,303,771
Diluted	9,345,331	9,388,797

Earnings Per Share:
Basic
Earnings from continuing operations	$(0.03)	$0.06
Loss from discontinued operations	$(0.00)	$(0.01)
Net (loss) earnings	$(0.03)	$0.05

Diluted
Earnings from continuing operations	$(0.03)	$0.06
Loss from discontinued operations	$(0.00)	$(0.01)
Net (loss) earnings	$(0.03)	$0.05

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	March 31, 2003	December 31, 2002

Assets:
Cash	$1,387	$3,241
Net receivables	15,815	17,325
Total inventories	29,392	29,094
Other assets	45,334	43,095
Total assets	$91,928	$92,755

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2003	December 31, 2002

Liabilities:
Accounts payable	$8,606	$10,141
Debt	19,153	17,534
Other liabilities	13,595	14,929
Total liabilities	$41,354	$42,604

Minority interest	—	—

Shareholders’ equity	50,574	50,151

Total liabilities and shareholders’ equity	$91,928	$92,755